EXHIBIT 10.2

Caliper Performance Bonus Plan

This Performance Bonus Plan (the “Bonus Plan”) for eligible employees of Caliper Life Sciences, Inc. (“Caliper” or the “Company”) covers the period from January 1 to December 31 of each calendar year.  This contains the entire agreement between you and the Company on this subject, and supersedes all prior performance bonus compensation programs of the Company and all other previous oral or written statements to you regarding any performance bonus.  The Company reserves the right to modify any of the provisions of this Bonus Plan at any time with or without written notice.   This Bonus Plan may be modified only in a writing signed by either the Chief Executive Officer of the Company or the Company’s Vice President of Human Resources.

All Caliper employees other than the Chief Executive Officer and employees on commission or sales incentive plans are eligible to participate in the Bonus Plan.  No bonus amounts are guaranteed and all bonuses must be earned in accordance with the terms of this Bonus Plan. Whether and how much of a performance bonus has been earned, at any bonus level, and determination of whether an employee is in good standing, is in the sole discretion of the Company.

No bonus is considered earned under this Bonus Plan until the time that such bonus is paid under the terms of this Bonus Plan. Thus, in the event that a Bonus Plan participant’s employment has been terminated (either by the Company or by the employee), the participant will not be entitled to any bonus that has not been paid prior to the termination date.

It is the intention that performance bonuses under this Bonus Plan be paid in March or April of the following calendar year after individual performance reviews for the previous year have been completed, and after the Board of Directors has determined the degree to which Caliper has attained its corporate goals for the previous year.  Employees who are hired during the year are entitled to receive a prorated performance bonus based on their actual time of service during the year.

An employee’s performance bonus will be based on (i) the employee’s individual performance assessment (as determined in connection with the employee’s annual performance review by his or her manager) and (ii) the Board of Director’s assessment of the degree to which Caliper has attained its corporate goals for the year.

An individual employee’s performance objectives will be set by the employee’s supervisor at the beginning of the bonus period.  It is the responsibility of both the employee and his or her supervisor to ensure such written objectives are set. No performance bonus will be paid unless the employee attains 70% or more of his or her overall performance objectives. Where numerous performance objectives are listed but no weighting of relative importance of performance objectives is provided, the Company will determine in its sole discretion how much weighting each performance objective should be provided.  The Company, in its sole discretion, will determine whether an employee attained a percentage of any one performance objective and will consider any such pro rata attainment when assessing the employee’s attainment of overall performance objectives.

Caliper’s Board of Directors will determine the objectives to be met by the Company in each calendar year, as well as the degree to which the corporate goals for such year have been attained.

The performance bonus calculation is as follows:

Base Earnings  X  Target Bonus Percentage = Bonus Opportunity

Bonus Opportunity  X  Individual Rating  X  Corporate Rating  = Bonus Earned

Nothing in this Bonus Plan is intended to alter the at-will nature of your employment, that is, your right or the Company’s right to terminate your employment at will, at any time, with or without cause.

Revised March 2009